Exhibit 1
JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A common stock of Bridge Investment Group Holdings Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 5th day of January, 2024.

FLM Holdings, LLC

By: /s/ Robert Randolph Morse
Name: Robert Randolph Morse
Title: Manager

/s/ Jonathan Slager
Name: Jonathan Slager

SF Intentional Irrevocable Trust dated December 30, 2019

By: /s/ Jonathan Slager
Name: Jonathan Slager
Title: Trustee

J.P. Slager, LLC

By: /s/ Jonathan Slager
Name: Jonathan Slager
Title: Manager

/s/ Adam O’Farrell
Name: Adam O’Farrell

Adam B. O’Farrell and Tracy K. O’Farrell Trust dtd May 9, 2019

By: /s/ Adam O’Farrell
Name: Adam O’Farrell
Title: Trustee

/s/ Dean Allara
Name: Dean Allara